Exhibit 10.3

AMENDMENT TO LETTER AGREEMENT

This Amendment to Letter Agreement dated June 30, 2020 (this “Amendment”) is entered into between Chembio Diagnostics, Inc., a Nevada corporation (the “Company”), and Gail S. Page (“Page”), with respect to their Letter Agreement dated as of June 15, 2020 (the “Agreement”). Capitalized terms used in the Amendment and defined in the Agreement shall have the respective meanings ascribed to them in the Agreement.

On June 25, 2020, Page advised the Company that she no longer intended to stand for reelection as a member of the Board at the Company’s 2020 Annual Meeting of Stockholders (the “Annual Meeting”). The parties are entering into this Amendment in order to, among other things, facilitate a smooth and professional transition of matters with which Page has been involved as a member of the Board, including as Executive Chair.

In consideration of the mutual agreements herein contained, the parties hereby covenant, promise and agree to and with each other as follows:

1.
Term. Notwithstanding any provision of the Agreement, the Term shall terminate as of 5:00 p.m., Eastern daylight saving time, on June 30, 2020, and Page’s performance of, and compensation for, services as Executive Chair shall terminate as of such time.

2.
Board Service and Compensation. Page shall serve as a member of the Board until her term expires at the Annual Meeting. During the period from the end of the Term until the Annual Meeting: (a) Page shall be entitled to receive a retainer fee for service as a member of the Board, in accordance with the policy in effect as of the date of the Amendment with respect to non-employee members of the Board generally; (b) Page’s currently outstanding equity awards shall continue to vest in accordance with their terms, without any change as the result of this Agreement, and she shall be entitled to elect to net exercise some or all of her outstanding vested options, consistent with the terms of the options and the Company’s past practices; and (c) the Company shall reimburse Page for her reasonable out of-pocket expenses that are incurred and submitted in accordance with the Company’s expense reimbursement policy from time to time in effect with respect to non-employee members of the Board generally.

3.	Covenants. Section 5 of the Agreement is deleted in its entirety and is amended and restated as set forth below:

 “5.      Confidential Information, Company Records, Non-Disparagement and Trading Restrictions.

(a)	Confidentiality.

(i)
Page acknowledges that, in the course of her services (her “Services”) as interim Chief Executive Officer of the Company, as a consultant to the Company during the Transition Period and as a member of the Board (including certain of the committees of the Board), Page has and will come to know general and specific information (collectively, “Confidential Information”) that is confidential and proprietary to the Company and/or its subsidiaries (collectively, the “Company Entities”). Confidential Information includes oral and written information about, relating to or concerning the Company Entities that the Company has, by its policies or otherwise, indicated (A) should be kept confidential, (B) should reasonably be deemed confidential by Page whether or not it was designated as confidential, or (C) if disclosed could be injurious to any of the Company Entities. Confidential Information includes business plans, concepts, strategies, proposals, processes, methods, internal procedures, financial statements, projections, technical specifications, data, supplier lists, marketing plans, sales strategies, product designs, customer information, and other confidential operational information of any of the Company Entities. Without limiting the generality of the foregoing, Confidential Information specifically includes the Company Entities’: personnel lists and files, and related confidential information; hiring plans and strategies; compensation data and strategies; talent management plans and strategies; and sales and marketing strategies.

(ii)
Page agrees that Confidential Information is the sole and exclusive property of the Company Entities, and Page agrees to hold, in a fiduciary capacity for the benefit of the Company Entities, all Confidential Information acquired by Page during the period of her Services (including the time from the date of this Amendment to the date of the Annual Meeting). Page agrees and covenants that, other than as required by law, she shall not use to the detriment of any Company Entity or divulge, publicly or privately, any specified or other Confidential Information regarding any aspect of the business and operations of the Company Entities acquired during or as a result of her Services. Furthermore, to the extent that disclosure of any Confidential Information is controlled by statute, regulation or other law, Page agrees that she is bound by such laws and that the Agreement, as amended by this Amendment, shall not operate as a waiver of any such non-disclosure requirement.

(iii)
Page agrees that, during the six‑month period following the Annual Meeting, she shall refrain from making any statements, whether privately or publicly and whether implied or expressed, concerning any of the Company Entities, their respective businesses or operations, or any of their respective directors, officers, employees or service providers (including accountants, attorneys, financial advisers, and lenders and other creditors) other than as required by law, except (A) with respect to communications, on a confidential basis, with her accountants, attorneys, financial advisers and credit providers or her immediate family members or (B) with prior written permission from the Company and in cooperation with the Company’s internal personnel and investor relations firm. The requirements of this paragraph (iii) are in addition to the requirements of Section 5(c).

(b)
Records. All records, files, documents and the like, or abstracts, summaries or copies thereof relating to the business of any Company Entity, which such Company Entity or Page prepares or uses or with which she has come into contact, shall remain the sole property of such Company Entity and shall be promptly returned upon termination of the Page’s membership on the Board or at such earlier time as may be requested by the Board. The Company may issue to Page a list of items to be returned, detailing due dates and requesting she work with any assigned vendor to retrieve any electronic files belonging to any Company Entity stored on any personal computers or any mobile or other devices such as tablets or telephones, and Page shall use her reasonable efforts to comply promptly with such requests. Additionally, in order that the Company can implement a smooth and professional transition of all matters with which Page was involved during the period of her Services, Page agrees to cooperate by being reasonably responsive to any questions conveyed by the CEO by email or telephone regarding any issues and commitments that she managed, oversaw or played a role in during the period of her Services.

(c)
Non-Disparagement. Page agrees that, at all times following her signing of this Amendment, Page shall not engage in any vilification of any of the Company Entities or any of their respective directors, officers, employees or service providers (including accountants, attorneys, financial advisers, and lenders and other creditors) and shall refrain from making any false, negative, critical. defamatory or disparaging statements, implied or expressed, concerning any of the Company Entities or any of their respective directors, officers, employees or service providers (including as aforesaid), including with respect to management or communication style, methods of doing business, quality of products and services, or role in the community. Page further agrees to do nothing that would damage the business reputation or goodwill of any of the Company Entities or any of their respective directors, officers, employees or service providers (including as aforesaid). The Company agrees that, promptly following the Annual Meeting, its Chair of the Board shall instruct the members of the Board and the Company’s Executive Leadership Team that they shall refrain, and such individuals shall at all times thereafter refrain, from making any false, negative, critical, defamatory or disparaging statements, implied or expressed, concerning Page that would damage her reputation.

(d)
Trading Restrictions. Page acknowledges and agrees that she (i) shall not buy or sell any securities of the Company during the period from the date of this Amendment until the commencement of the second trading day on the NASDAQ Stock Market after the date on which the Company publicly issues its earnings release for the quarter ending June 30, 2020, other than any shares of common stock acquired from the Company pursuant to exercises of options for cash, and (ii) shall comply in all respects with applicable federal securities laws pertaining to “insider trading” with respect to securities of the Company.

(e)
Enforcement. The provisions of this Section 5 shall survive the termination of Page’s service as a member of the Board. Page acknowledges that any remedy at law for a breach or threatened breach of any of the provisions of this Section 5 may be inadequate and that accordingly the Company shall be entitled to an injunction or specific performance or any other mode of equitable relief without the necessity of showing any actual damage, posting a bond or furnishing other security.”

4.
Cooperation in Legal Matters. Upon reasonable notice by the Company, Page shall voluntarily provide thorough and accurate information and truthful testimony to and on behalf of the Company regarding (a) any litigation, arbitration, or government or other administrative investigations or proceedings initiated by, or brought or threatened against, any Company Entity or in which any Company Entity is an indemnifying party, including participating in meetings with counsel representing any Company Entity and testifying at depositions, trials or other proceedings or (b) any dispute between any Company Entity and any other entity or person (other than Page) arising from or related to any act or omission by Page that actually or allegedly occurred during the period of her Services. In making any request for cooperation or assistance under this Section 4, a Company Entity shall attempt to work with Page to arrange times that reasonably accommodate her, and in responding to any such request, Page shall reasonably accommodate her schedule to the needs of such Company Entity. Except as may be required by law, Page shall not disclose to or to discuss with anyone who is not directing or assisting such Company Entity in any such litigation, arbitration or investigation, other than Page’s own attorney, the fact of or subject matter of the litigation, arbitration or investigation. If the services described above are requested, Page will be compensated at the rate of $218.75 per hour for such services as an independent contractor and will be reimbursed (consistent with the Company’s expense reimbursement policies and procedures) for reasonable out-of-pocket expenses, including travel expenses but excluding legal fees and expenses, incurred by her in connection with her compliance with this Section 4), provided that (i) Page shall not be entitled to receive any compensation or expense reimbursement pursuant to this Section 4 with respect to any litigation, arbitration, or government or other administrative proceeding (y) to which Page is a party or (z) for which, pursuant to the indemnification provisions of the Company’s charter and bylaws or a director and officer liability insurance policy maintained by the Company, Page either is eligible to receive expense reimbursements or is disqualified, under such indemnification provisions or insurance policy, from receiving expense reimbursements solely as the result of acts or omissions by her and (ii) in no event shall Page be entitled to any compensation for time spent testifying at depositions, trials or other proceedings.

5.	Indemnification. Section 7 of the Agreement is deleted in its entirety and is amended and restated as set forth below:

“7.      Indemnification. To the maximum extent permitted by law, Page will be indemnified under the Company’s charter and bylaws for claims and liabilities arising out of her Services, and Page will continue to be named as an insured on the director and officer liability insurance policy currently maintained by the Company, or as may be maintained by the Company from time to time, for a period of no less than six years after the date of the Annual Meeting.

6.
Miscellaneous. Except to the extent set forth herein, the terms of the Agreement are unchanged and shall remain in full force and effect. This Amendment, and its validity, interpretation and enforcement, shall be governed by the laws of the State of New York, excluding conflict of laws principles

In Witness Whereof, each of the parties has executed, or caused to be executed, this Amendment as of the date first written above.

Gail S. Page	Chembio Diagnostics, Inc.

/s/ Gail S. Page	By:	/s/ Richard L. Eberly
Richard L. Eberly
Chief Page Officer and President